Exhibit 99.1

HanesBrands

1000 East Hanes Mill Road

Winston-Salem, NC 27105

(336) 519-8080

FOR IMMEDIATE RELEASE

News Media, contact:                    Matt Hall, (336) 519-3386

Analysts and Investors, contact:    T.C. Robillard, (336) 519-2115

HANESBRANDS INCREASES BALANCE SHEET FLEXIBILITY IN RESPONSE TO COVID-19 OPERATING ENVIRONMENT

WINSTON-SALEM, N.C. (March 25, 2020) – HanesBrands (NYSE: HBI), a leading global marketer of branded everyday basic apparel, today announced that it is proactively drawing down on its revolving credit facility as a precautionary measure to increase balance sheet flexibility during the COVID-19 global pandemic. The company also is withdrawing its guidance for the 2020 first quarter and full year.

The company is drawing down $630 million from its U.S. revolving loan facility to further strengthen its cash position, which will provide the company with additional financial flexibility to manage its business with a safety-first emphasis during the unknown duration and impact of the COVID-19 outbreak.

With the draw down, HanesBrands expects to have approximately $1 billion of cash on hand.

The measures and precautions being taken by governments, retail partners, and consumers in countries across the world to limit the spread of COVID-19 are having a significant impact on the economic activity in each region of the company’s global business.

Hanesbrands continues to monitor and adjust its business plans as necessary, including taking actions to protect employees, manage liquidity, reduce expenses, and serve customers and consumers.

Hanesbrands issued first-quarter and full-year 2020 guidance on February 7, 2020, which excluded any impact from the spread of COVID-19. Due to the uncertainty and rapidly changing environment relating to the disease, the company is withdrawing the guidance for the first quarter and full year and is not providing an updated outlook at this time. The company expects to provide more information when it reports first-quarter earnings in May.

With operations dating to 1901, the company has successfully navigated a number of challenging business and economic environments in its history. Given its strong portfolio of leading brands of everyday basic apparel products, its strong balance sheet and diversified business model, Hanesbrands believes it is well positioned for long-term success as it manages through this latest challenge.

HanesBrands Increases Balance-Sheet Flexibility in Response to COVID-19 Operating Environment – Page 2

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia-Pacific. The company sells its products under some of the world’s strongest apparel brands, including Hanes, Champion, Bonds, DIM, Maidenform, Bali, Playtex, Lovable, Bras N Things, Nur Die/Nur Der, Alternative, L’eggs, JMS/Just My Size, Wonderbra, Berlei, and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A member of the S&P 500 stock index, Hanes has approximately 63,000 employees in more than 40 countries and is ranked No. 432 on the Fortune 500 list of America’s largest companies by sales. Hanes takes pride in its strong reputation for ethical business practices. For more information, visit the company’s corporate website at www.Hanes.com/corporate and newsroom at https://newsroom.hanesbrands.com/. Connect with the company via social media: Twitter (@hanesbrands), Facebook (www.facebook.com/hanesbrandsinc), Instagram (@hanesbrands_careers), and LinkedIn (@Hanesbrandsinc).

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to trends associated with our business, our future financial performance and the potential effects of the global COVID-19 coronavirus outbreak. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets, including as a result the potential impact of our ongoing leadership transition; our ability to properly manage strategic projects in order to achieve the desired results; significant fluctuations in foreign exchange rates; our reliance on a relatively small number of customers for a significant portion of our sales; legal, regulatory, political and economic risks related to our international operations; our ability to effectively manage our complex multinational tax structure; any local, regional or global disaster or other business continuity problem, such as an earthquake, tsunami, terrorist attack, pandemic or other natural or man-made disaster, including without limitation, the recent COVID-19 coronavirus outbreak, which has adversely affected our supply chain and resulted in closures of certain retail stores; the existence of a material weakness in our internal control over financial reporting; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

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